                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                           HEARTPORT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1998
                            ------------------------

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of HEARTPORT, INC. (the "Company") which will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, at 2:00 p.m. on May 7, 1998, for the following purposes:

    1. To elect two directors to serve for the ensuing three year term or until their successors are elected and qualified;

    2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

    3. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 20, 1998, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of Heartport, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ Wesley D. Sterman, M.D.

                                          Wesley D. Sterman, M.D.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Redwood City, California
April 7, 1998

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                                HEARTPORT, INC.

                             TO BE HELD MAY 7, 1998
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HEARTPORT, INC. ("Heartport" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 2:00 p.m. on May 7, 1998, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 7, 1998.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on March 20, 1998, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Heartport had 24,967,117 shares of common stock, $.001 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

    Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to Heartport will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Auditors." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

    The entire cost of soliciting proxies will be borne by Heartport. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Heartport employees for no additional compensation. The Company has engaged The First National Bank of Boston ("Bank of Boston") to provide routine advice and services for proxy solicitation in addition to other services. Bank of Boston will receive approximately $11,400 from the Company per annum for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock, and such persons may be reimbursed for their expenses.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 1999 Annual Meeting of Stockholders must be received by Heartport no later than December 2, 1998 and not prior to November 1, 1998 in order to be included. The proposal must be mailed to the Company's principal executive offices, 200 Chesapeake Drive, Redwood City, California 94063, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC") and certain provisions contained in the Company's Bylaws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2000 Annual Meeting; Class II, whose term will expire at the 1998 Annual Meeting; and Class III, whose term will expire at the 1999 Annual Meeting. At the 1998 Annual Meeting, two directors will be elected to serve until the Annual Meeting to be held in 2001 or until their respective successors are elected and qualified. The Board of Directors has selected two nominees as the nominees for Class II. The nominees for the Board of Directors are both currently directors of the Company and are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES FOR TERM ENDING IN 2001

    Set forth below is information regarding the nominees, including their ages, the period during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                             DIRECTOR
NAME                                                                          SINCE     AGE
---------------------------------------------------------------------------  --------   ---
Joseph S. Lacob............................................................    1992     42
John H. Stevens, M.D.......................................................    1991     37

    JOSEPH S. LACOB has been a director of the Company since April, 1992. Mr. Lacob is a general partner of Kleiner Perkins Caufield & Byers ("Kleiner Perkins"), a venture capital firm he joined in 1987. Prior to joining Kleiner Perkins, he was Marketing Manager for Cetus Corporation, a biotechnology company. Mr. Lacob serves as Chairman of the Board of Directors of CellPro, Inc., and is a director of Cardima, Inc., Corixa Corporation, Microcide Pharmaceuticals, Inc., Pharmacyclics, Inc. and five privately held companies. Mr. Lacob holds a B.S. in Biochemistry from the University of California at Irvine, a Masters in Public Health from the University of California at Los Angeles, and an M.B.A. from the Graduate School of Business at Stanford University.

    JOHN H. STEVENS, M.D. founded the Company with Dr. Sterman in May, 1991, and has been a director of the Company since that time. Dr. Stevens joined Heartport as Chief Technology Officer in July, 1997 and has been Consulting Assistant Professor of Cardiothoracic Surgery at Stanford University School of Medicine since that time. From August, 1996 until he joined the Company, Dr. Stevens was Assistant Professor of Cardiothoracic Surgery at Stanford and prior to that he served as Chief Resident of the Department of Cardiothoracic Surgery at Stanford and as Senior Registrar in Cardiothoracic Surgery at the Great Ormond Street Hospital for Sick Children in London, England from July, 1995 to March, 1996. Dr. Stevens earned B.U.S. and B.S. degrees in Communications and Psychology from the University of Utah and an M.D. from Stanford University. See "Certain Transactions--Transactions with Directors."

CONTINUING DIRECTORS

    Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                             DIRECTOR
NAME                                                                          SINCE     AGE
---------------------------------------------------------------------------  --------   ---
Robert V. Gunderson, Jr....................................................    1995     46
Wesley D. Sterman, M.D.....................................................    1991     37
Petri T. Vainio, M.D., Ph.D................................................    1992     38
Steven C. Wheelwright, Ph.D................................................    1995     54

    WESLEY D. STERMAN, M.D. founded the Company with Dr. Stevens in May, 1991, and has served as director and the Company's President and Chief Executive Officer since that time. Prior to founding the Company, Dr. Sterman was founder, President and Chief Executive Officer of EndoVascular Technologies, Inc., a medical device manufacturer, from July, 1989 to September, 1991. Dr. Sterman has B.S. degrees both in Biology and in Chemistry from Stanford University. Dr. Sterman received an M.D. from the Stanford University School of Medicine and an M.B.A. from the Graduate School of Business at Stanford University, where he was an Arjay Miller Scholar.

    ROBERT V. GUNDERSON, JR. has been a director of the Company since May, 1995. Mr. Gunderson has been a partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, since its formation in September, 1995. From May, 1988, until September, 1995, Mr. Gunderson was a partner of the law firm of Brobeck, Phleger & Harrison, LLP. Mr. Gunderson holds an M.A. from Stanford University, an M.B.A. in finance from the Wharton School, University of Pennsylvania, and a J.D. from the University of Chicago.

    PETRI T. VAINIO, M.D., PH.D. has been a director of the Company since April, 1992. Dr. Vainio is a general partner of Sierra Ventures, a venture capital firm he joined in 1988. He currently serves on the Board of Directors of Symphonix Devices, Inc., a medical device company, and six privately held companies. Dr. Vainio holds M.D. and Ph.D. degrees from the University of Helsinki, Finland, and an M.B.A. from the Graduate School of Business at Stanford University.

    STEVEN C. WHEELWRIGHT, PH.D. has been a director of the Company since January, 1995. Dr. Wheelwright currently serves as a senior associate dean at the Graduate School of Business, Harvard University, where he has been a professor since July, 1988. Dr. Wheelwright also served as a professor at the Graduate School of Business, Harvard University, from August, 1985 to August, 1986. From August, 1986 to August, 1988, Dr. Wheelwright served as a professor at the Graduate School of Business at Stanford University. Dr. Wheelwright is also a member of the Board of Directors of Quantum Corporation, a mass storage device company, T.J. International Corporation, an engineered wood products company, and Franklin Covey, an organizational tools company.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1997, the Board of Directors of the Company held a total of seven (7) meetings. During this period, each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he was a member.

    The Board of Directors has an Audit Committee and a Compensation Committee. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Messrs. Gunderson, Lacob and Wheelwright, held four (4) meetings during fiscal 1997.

    The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Drs. Vainio and Wheelwright, held seven (7) meetings during fiscal 1997.

DIRECTOR COMPENSATION

    The Company's directors receive no cash compensation for any meetings that they attend. However, each of the Company's directors, in exchange for his services as a director, was granted stock options to purchase shares of Common Stock. The Company's directors were granted the following options to purchase shares of Common Stock in April, 1995, at an exercise price of $0.375 per share:
Dr. Wesley D. Sterman and Dr. John H. Stevens were granted options to purchase 640,000 shares and 192,000 shares, respectively; each of the options are immediately exercisable and the shares vest monthly over a five year period beginning from the fifth anniversary of the date of hire or the date the individual became a director, as applicable. Each of the Company's outside directors was granted options to purchase 80,000 shares on April 1, 1995 at an exercise price of $0.375 per share. Each director except Joseph S. Lacob has exercised in full his respective option grants. All of the foregoing options granted to the directors are immediately exercisable and the director vests in the shares monthly over a five year period. In addition, the Company's 1996 Stock Option Plan provides for automatic grants to non-employee directors. On May 28, 1997, the date of the Company's 1997 Annual Meeting of Stockholders, each of the Company's directors, except for Dr. Sterman, was automatically granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price of $24.00 per share, all of which become exercisable upon completion of five continuous years of service. On May 7, 1998, the date of the Company's 1998 Annual Meeting of Stockholders, each of the Company's directors, except for Drs. Sterman and Stevens, will automatically be granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price per share equal to the fair market value on that date. For additional information concerning amounts paid to directors, see "Certain Transactions."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1997. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Ernst & Young LLP by the Board of Directors as the Company's independent auditors to audit the accounts and records of the Company for the fiscal year ending December 31, 1998, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1998.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1997, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                                   APPROXIMATE
                                                                       SHARES      PERCENTAGE
                                                                    BENEFICIALLY  BENEFICIALLY
NAME                                                                   OWNED        OWNED(1)
------------------------------------------------------------------  ------------  -------------
Kleiner Perkins Caufield & Byers (2)..............................     1,820,000         7.31%
  2750 Sand Hill Road
  Menlo Park, CA 94025

Sierra Ventures (3)...............................................     1,609,999         6.47%
  3000 Sand Hill Road
  Building Four, Suite 210
  Menlo Park, CA 94025

Robert V. Gunderson, Jr...........................................       153,100        *

Joseph S. Lacob (2)(4)............................................     1,961,438         7.85%

Petri T. Vainio, M.D., Ph.D. (3)..................................     1,802,094         7.24%

Steven C. Wheelwright, Ph.D.......................................       136,785        *

Wesley D. Sterman, M.D............................................     3,205,492        12.87%

Richard B. Brewer (5).............................................       572,653         2.25%

John H. Stevens, M.D..............................................     2,204,550         8.85%

David B. Singer (6)...............................................       112,599        *

Casey M. Tansey...................................................       289,532         1.16%

Bradford J. Shafer (6)............................................        76,250        *

All current directors and executive officers as a group (17
  persons) (7)....................................................    11,609,986        45.02%

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Percentage of ownership is based on 24,901,845 shares of Common Stock outstanding on December 31, 1997. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 1997. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 1,820,000 shares of Common Stock owned by Kleiner Perkins Caufield & Byers VI, L.P. ("KPCB VI"). Mr. Lacob, a director of the Company, is a general partner of Kleiner Perkins Caufield & Byers VI Associates, L.P. ("KPCB VI Associates"), which is a general partner of KPCB VI. Mr. Lacob disclaims beneficial ownership of shares held by KPCB VI and KPCB VI Associates, except for his pecuniary interest therein.

(3) Includes 1,548,095 shares of Common Stock owned by Sierra Ventures IV, L.P. ("Sierra IV") and 61,904 shares held by Sierra Ventures IV International, L.P. Dr. Vainio, a director of the Company, is a general partner of SV Associates IV, which is the general partner of Sierra IV. Dr. Vainio disclaims beneficial ownership of shares held by Sierra IV or Sierra Ventures IV International, L.P., except for his pecuniary interest therein.

(4) Includes options immediately exercisable for 80,000 shares of Common Stock.

(5) Includes options immediately exercisable for 560,000 shares of Common Stock.

(6) Includes options exercisable within 60 days of December 31, 1997.

(7) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1997, for 889,015 shares of Common Stock.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1997, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners, except that Hanson S. Gifford, III, the Company's Vice President of Research and Development, filed late two reports each showing one transaction.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 1997 by the Company's Chief Executive Officer and each of the Company's five other highest-paid executive officers (determined as of the end of the last fiscal year) (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                   AWARDS(2)
                                                           ANNUAL COMPENSATION    ------------
                                                          ---------------------    SECURITIES
                                            FISCAL          SALARY      BONUS      UNDERLYING
      NAME AND PRINCIPAL POSITION            YEAR           ($)(1)       ($)      OPTIONS (#)
----------------------------------------  -----------     ----------   --------   ------------
Wesley D. Sterman, M.D. ................     1997          240,096      40,000            0
  President, Chief Executive                 1996          216,033      32,405            0
  Officer and Director                       1995          196,667      13,767      640,000

Richard B. Brewer ......................     1997          220,000      50,000            0
  Chief Operating Officer                    1996          175,128      26,269      560,000
                                             1995                0           0            0

John H. Stevens, M.D. ..................     1997          100,962      17,692      308,000
  Chief Technology Officer and               1996                0           0            0
  Director                                   1995                0           0            0

David B. Singer ........................     1997          200,609      25,366            0
  Senior Vice President and                  1996          100,000       7,000      429,000
  Chief Financial Officer                    1995                0           0            0

Casey M. Tansey ........................     1997          197,101      55,492            0
  Senior Vice President, Sales               1996          175,557      26,250            0
  and Marketing                              1995            7,778         544      328,000

Bradford J. Shafer .....................     1997          199,199      25,195            0
  General Counsel and Secretary              1996           85,641       5,995      350,000
                                             1995                0           0            0

------------------------

(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) No restricted stock grants were made to the Named Officers during the fiscal year.

STOCK OPTIONS

    The following table contains information concerning the stock option grants made to each of the Named Officers for the year ended December 31, 1997:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                           VALUE AT ASSUMED
                                        ------------------------------------                              ANNUAL RATES OF STOCK
                                            NUMBER OF          % OF TOTAL                                 PRICE APPRECIATION FOR
                                            SECURITIES       OPTIONS GRANTED   EXERCISE OR                    OPTION TERM(3)
                                        UNDERLYING OPTIONS   TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
                 NAME                     GRANTED (#)(1)       FISCAL YEAR      ($/SH)(2)       DATE        5%($)       10%($)
--------------------------------------  ------------------   ---------------   -----------   ----------   ----------  ----------
Wesley D. Sterman, M.D.                            0             -                -              -            -           -
Richard B. Brewer                                  0             -                -              -            -           -
John H. Stevens, M.D.                          6,400(4)          *                24.00        5/27/07        58,860     184,707
                                             151,600(5)            8.5%           17.31        7/27/07     2,408,450   5,389,451
                                             150,000(6)            8.4%           17.31        7/27/07     2,383,031   5,332,571
David B. Singer                                    0             -                -              -            -           -
Casey M. Tansey                                    0             -                -              -            -           -
Bradford J. Shafer                                 0             -                -              -            -           -

------------------------

*   Less than 1%.

(1) The option will become fully exercisable and any unvested option shares will vest immediately upon an acquisition of the Company by merger or asset sale unless assumed or replaced by the acquiring entity. Any options which are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee's service terminates by reason of an involuntary or constructive termination within 12 months following the transaction. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) The option becomes exercisable upon completion of five continuous years of service.

(5) The option becomes exercisable as to 20% of the option shares upon completion of one year of service and the balance in a series of equal monthly installments over the next forty-eight months of service.

(6) The option becomes exercisable in 60 equal monthly installments beginning from the fifth anniversary of date of hire.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the year ended December 31, 1997, with respect to each of the Named Officers. No options were exercised by the Named Officers during the 1997 fiscal year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                  OPTIONS AT FY-END(#)             OPTIONS AT FY-END($)(1)
                                                              -----------------------------     -----------------------------
                            NAME                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------  -----------     -------------     -----------     -------------
Wesley D. Sterman, M.D.                                               0                0                  0              0
Richard B. Brewer                                               560,000(2)             0          7,212,800              0
John H. Stevens, M.D.                                                 0          308,000                  0        925,912
David B. Singer                                                  96,466          332,534             18,882         32,638
Casey M. Tansey                                                       0                0                  0              0
Bradford J. Shafer                                               63,750          286,250                  0              0

------------------------

(1) Based on the fair market value of the Common Stock at year end ($20.38 per share) less the exercise price payable for such shares.

(2) The option is immediately exercisable, but any shares purchased under the option will be subject to a repurchase option in favor of the Company at the original exercise price per share upon the optionee's cessation of service. The repurchase right has lapsed as to 146,666 shares as of December 31, 1997. The holder of purchased shares, whether or not subject to the Company's repurchase option, is entitled to vote all such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in February, 1996, and the members of the Compensation Committee are Dr. Wheelwright and Dr. Vainio. None of these individuals was at any time during the year ended December 31, 1997, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT AGREEMENTS

    The Company presently has employment agreements with Mr. Brewer, Mr. Singer, and Dr. Siegel as described below.

    On February 8, 1996, the Company entered into an employment agreement with Richard B. Brewer, the Company's Chief Operating Officer. The agreement provides for acceleration of vesting of his option shares as if his service continued for an additional twelve months should there be (1) an involuntary termination of his employment without cause during the twelve month period following certain changes in control involving the Company or the three month period preceding the change in control if his termination were directly or indirectly directed by the acquiring entity or (2) a change in his reporting relationship such that he no longer reports to the Company's Chief Executive Officer.

    On May 29, 1996, the Company entered into an employment agreement with David
B. Singer, the Company's Senior Vice President and Chief Financial Officer. The agreement provides for nine months of salary continuation and vesting of his stock options as if his service continued for an additional nine months should there be an involuntary termination of his employment without cause other than in connection with a change in control. The agreement also provides for acceleration of his option shares as if his service continued for an additional thirty months should there be an involuntary termination of his employment without cause during the eighteen month period following certain changes in control involving the Company or the three month period preceding the change in control if his termination were directly or indirectly directed by the acquiring entity.

    On September 18, 1996, the Company entered into an employment agreement with Dr. Lawrence C. Siegel, the Company's Vice President of Clinical Affairs, pursuant to which the Company agreed to assist Dr. Siegel in continuing or substituting a real property loan obtained by Dr. Siegel from Stanford University. The agreement also provides for severance payments of twelve months of salary and vesting of his stock options as if his service continued for an additional twelve months should there be an involuntary termination of his employment without cause.

CHANGE IN CONTROL ARRANGEMENTS

    Each of the executive officers of the Company is eligible to participate in the Company's Change in Control Severance Plan. To the extent that any of the executive officers has other severance arrangements with the Company, such executive officers shall be paid the benefits provided under the Severance Plan or their existing severance arrangements, whichever provides a greater benefit. Under the Change in Control Severance Plan, in the event that an officer is involuntarily terminated within twenty-four months following certain changes in control, such officer shall receive severance benefits equal to twenty-four months of salary plus a bonus equal to 200% of such officer's target bonus.

    On March 12, 1997, the Compensation Committee agreed to amend outstanding options, granted prior to the date of the initial public offering, to provide that the exercisability of each such option will accelerate upon a Corporate Transaction unless the option is assumed in connection with certain change of control situations (a "Corporate Transaction"). The Compensation Committee action also amended unvested shares purchased or purchasable under options granted prior to the initial public offering, including shares held by Dr. Sterman, and Messrs. Brewer and Tansey, to provide that the vesting of the shares will accelerate upon a Corporate Transaction unless the Company's repurchase right is assigned in connection with the Corporate Transaction. In addition, upon an involuntary termination of the optionee's service within twelve months following a Corporate Transaction, the exercisability of the option and the vesting of shares will accelerate with respect to that number of shares as if the optionee's service continued for an additional twelve months following the involuntary termination, unless otherwise provided in the individual's employment agreement.

    The Compensation Committee has the authority under the 1996 Stock Option Plan to provide for the acceleration of vesting of the shares of Common Stock subject to the outstanding options held by the Chief Executive Officer and the Company's other executive officers under that Plan at any time, including in connection with Corporate Transactions or a hostile take-over of the Company, whether effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership, which may or may not be conditioned on their employment being terminated (whether involuntarily or through a forced resignation).

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing policies and programs for compensating Heartport's executive officers. Each year, the Committee determines the base salary payable to the Chief Executive Officer ("CEO") and all other executive officers, and approves the incentive bonus program for the CEO and other executive officers. In addition, the Committee administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee has the exclusive authority to grant stock options to the Company's officers. For fiscal 1997, the Committee considered both qualitative and quantitative factors in determining executive officer compensation levels, including commercially-prepared surveys of comparable companies and input from outside compensation consultants.

COMPENSATION POLICY AND PHILOSOPHY

    The Committee's policy is to develop executive compensation packages that attract, retain and motivate highly effective executives. Compensation programs are designed to reward the achievement of both short-term and long-term objectives of the Company and to align the executives' interests with those of the Company's stockholders. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of three major components: (i) base salary, (ii) annual cash incentive compensation, and (iii) long-term stock-based incentive awards.

BASE SALARY

    The base salary for each executive officer is set by reviewing the pay practices of companies that compete with the Company for executive talent, and by evaluating each individual's performance and contribution. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the Stock Performance Graph, below.

ANNUAL CASH INCENTIVE COMPENSATION

    Each executive officer has an annual bonus target. The total bonus pool for executive officers is determined based on the Company's achievement of goals established at the start of the fiscal year. For fiscal 1997, the corporate-level goals were comprised primarily of the following equally-weighted components: (i) revenue growth, (ii) training cardiac surgical teams in the use of the Company's products, (iii) building manufacturing capacity, (iv) improving existing products, and (v) product innovation. The Company achieved substantially all of its performance targets in 1997. Actual bonuses paid reflect both the achievement of corporate goals and the individual's specific functional objectives, with greater weight being given to the achievement of corporate goals. The weighting of corporate goals vs. individual objectives was consistent among all executive officers. Actual bonuses for the Named Officers are listed in the Summary Compensation Table.

LONG-TERM STOCK-BASED INCENTIVE AWARDS

    During fiscal 1997, the Committee made significant option grants to Dr. Stevens in connection with recruiting him to work as an employee of the Company. No option grants were made to Dr. Sterman or Messrs. Brewer, Shafer, Singer or Tansey in 1997 because significant option grants were made to such individuals during the previous two years. Generally, a significant grant is made in the year that an executive officer commences employment. The size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position and responsibilities with the Company.

    Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Generally, two options are granted to executive officers when hired: (i) an option which vests in periodic installments over the individual's first five years of employment, and (ii) an option which vests in periodic installments over the individual's sixth through tenth years of employment. The vesting schedules are designed to encourage the executives to remain with the Company and to focus on longer-term results. An option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of Common Stock appreciates over the option term.

CEO COMPENSATION

    The annual base salary for Dr. Sterman, the Company's President and CEO, was established by the Committee in March, 1997. To determine Dr. Sterman's 1997 base salary, the Committee evaluated the achievement of the Company's goals and Dr. Sterman's performance of his duties over the past twelve months, and considered the base salaries paid to chief executive officers in comparable companies. Dr. Sterman received an incentive bonus determined on the same basis as the incentive bonuses for other executive officers. Such compensation is entirely dependent on corporate and individual performance and is not guaranteed. No option grants were made to Dr. Sterman in 1997 because a significant option grant was made to him in 1995.

TAX LIMITATION

    Under the Federal tax laws, a publicly-held company such as the Company is not allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. In order to qualify option grants under the Company's 1996 Stock Option Plan ("1996 Plan") for an exemption available to performance-based compensation, the stockholders have approved certain provisions of the 1996 Plan, including a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options each calendar year over the term of the 1996 Plan. Accordingly, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1996 Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million limit.

                                          Compensation Committee

                                          Petri T. Vainio, M.D., Ph.D.
                                          Steven C. Wheelwright, Ph.D.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between April 25, 1996 (the date the Company's initial public offering commenced) and December 31, 1997 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht and Quist Healthcare Index (the "H&Q Healthcare Index"), over the same period. This graph assumes the investment of $100.00 on April 25, 1996 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Healthcare Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Hambrecht & Quist LLC, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG HEARTPORT, INC., THE NASDAQ STOCK MARKET-U.S. INDEX, AND THE H&Q HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS      HEARTPORT, INC.       NASDAQ STOCK MARKET (U.S.)        H & Q HEALTHCARE
4/25/96                      100                               100                     100
12/31/96                     109                               109                     103
12/31/97                      97                               134                     119

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS

    Dr. Stevens received $102,084 for consulting services in 1997, prior to joining the Company as Chief Technology Officer in July, 1997.

INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the

Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

LOANS TO EMPLOYEES

    In connection with the acquisition of shares of Common Stock from the Company pursuant to the exercise of options previously granted to such individuals, the Company on September 1, 1995, extended loans to certain of its executive officers. Each of the loans is full recourse and is secured by the shares of Common Stock purchased with the proceeds of the loans. In addition, loans were extended on other dates for stock purchases and relocation expenses. The following table sets forth information with respect to loans extended to the officers by the Company in excess of $60,000.

                                     NO. OF SHARES   PER SHARE                 INDEBTEDNESS AS   INTEREST   MATURITY
NAME                                   PURCHASED       PRICE     PRINCIPAL      OF 12/31/97*       RATE       DATE
-----------------------------------  -------------   ---------   ---------     ---------------   --------   --------
Wesley D. Sterman, M.D.............    2,540,000      $0.004      $ 10,000(1)      $ 14,637        7.00%    03/01/97
                                          20,000       0.062         1,250(1)         1,578        6.00     03/01/99
                                         640,000       0.375       240,000          276,484        6.18     02/28/02

John H. Stevens, M.D...............      192,000       0.375        72,000           82,945        6.18     03/31/02
                                          20,000       0.062         1,250(2)         1,578        6.00     03/01/99

Robert J. Chin, Ph.D...............      136,000       0.375        51,000(3)        58,484        6.18     11/09/97
                                                                    10,000(3)        10,000        0.00     12/31/99

Hanson S. Gifford, III.............      176,000       0.375        66,000           76,033        6.18     07/20/03

Steven E. Johnson..................      192,000       0.375        72,000           82,945        6.18     08/23/99
                                         176,000       0.375        66,000           76,033        6.18     08/23/04

Lawrence C. Siegel, M.D............      160,000       0.062        10,000(4)        13,439        6.00     12/02/97
                                          24,000       0.375         9,000(4)        11,041        7.05     08/29/99

Casey M. Tansey....................      208,000       0.781       162,500(5)       184,499        6.02     12/11/00
                                         120,000       0.781        93,750(5)       106,441        6.45     12/11/05

------------------------

* The amount of indebtedness disclosed in this column also represents the largest aggregate indebtedness outstanding at any time during the fiscal year, except with respect to the loans repaid during the year by Drs. Sterman, Chin and Siegel as set forth below.

(1) The Company loaned $10,000 to Dr. Sterman on March 1, 1992 to purchase 2,540,000 shares of Common Stock and $1,250 on March 1, 1994 to purchase 20,000 shares of Common Stock. Dr. Sterman repaid the $10,000 loan plus accrued interest of $4,637 on December 2, 1997.

(2) The Company loaned $1,250 to Dr. Stevens on March 1, 1994 to purchase 20,000 shares of Common Stock.

(3) On June 5, 1995, the Company made a $10,000 unsecured loan to Dr. Chin at no interest for relocation expenses. Dr. Chin repaid the $51,000 loan plus accrued interest of $7,484 on December 4, 1997.

(4) The Company loaned $10,000 to Dr. Siegel on December 2, 1992, to purchase 160,000 shares of Common Stock and $9,000 on August 29, 1994, to purchase 24,000 shares of Common Stock. Dr. Siegel repaid the $10,000 loan plus accrued interest of $3,439 on December 1, 1997.

(5) The loans from the Company to Mr. Tansey were made on December 28, 1995.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1997, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, as amended, without charge, by writing to the Company's executive offices at 200 Chesapeake Drive, Redwood City, California 94063, Attention: Investor Relations.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                          THE BOARD OF DIRECTORS
                                          OF HEARTPORT, INC.

April 7, 1998
Redwood City, California

                                HEARTPORT, INC.
                                     PROXY
                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WESLEY D. STERMAN, M.D. and RICHARD B. BREWER, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of HEARTPORT, INC., held of record by the undersigned on March 20, 1998, at the Annual Meeting of Stockholders of Heartport, Inc. to be held May 7, 1998, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 AND 2.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.
------------------------------------------------------------------------------
  1. ELECTION OF DIRECTORS

    / / FOR all nominees     / / WITHHOLD AUTHORITY            / / EXCEPTIONS
        listed below             to vote for all nominees

  INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and strike a line through the nominee's name in the list below:

                Joseph S. Lacob      John H. Stevens, M.D.

  2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    / /  FOR            / / AGAINST            / / ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

     Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       DATED:_____________________________, 1998

Signature     _______________________________________________________________

              _______________________________________________________________
              (Additional signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.